Exhibit 99.1

Investor Contacts: Carl J. Crosetto GSC Group 973-437-1007 Michael H. Yip GSC Group 973-593-5424

GSC Investment Corp. Declares Special Dividend
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NEW YORK, December 28, 2007 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced that its Board of Directors has declared a special dividend of $0.18 per share payable on January 28, 2008 to common shareholders of record on January 18, 2008.  This special dividend is a partial distribution of realized capital gains and is being declared as GSC Investment Corp. must make certain distributions of its taxable income each calendar year in order to minimize any potential tax liability to the Company.  Investors can refer to the Company’s most recent report on Form 10-K for more information about its tax status.  GSC Investment Corp. reports the actual tax characteristics of dividends paid during the calendar year to each stockholder on Form 1099-DIV.

About GSC Investment Corp.
GSC Investment Corp. is a specialty finance company that invests primarily in first and second lien term loans and mezzanine debt of private, U.S. middle-market companies and high yield bonds. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company also may opportunistically invest in distressed debt; debt and equity securities of public companies; credit default swaps; emerging market debt; and collateralized debt obligation vehicles holding debt, equity or synthetic securities. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Group's corporate credit group manages approximately $8.1 billion of assets1 in leveraged loans, high yield bonds and mezzanine debt.  GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

Forward Looking Statements
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements. These forward-looking statements generally relate to GSC Investment Corp.’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Note About Forward-Looking Statements” included in the Company’s 10-K which has been filed with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

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1 As of September 30, 2007.  Includes leverage and warehoused assets.